Exhibit 99.1

[LOGO OF CALGON CARBON CORPORATION]	P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono

Vice President, Investor Relations

412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES THIRD QUARTER RESULTS

Board Declares Dividend

PITTSBURGH, PA – October 22, 2003 – Calgon Carbon Corporation (NYSE: CCC) announced results for the third quarter ended September 30, 2003.

Sales for the third quarter were $66.6 million versus third quarter 2002 sales of $64.8 million, an increase of 2.7%. The company reported net income of $1.2 million as compared to net income of $0.6 million for the third quarter of 2002, a 119.4% increase. Earnings per share on a diluted basis for the third quarter of 2003 were $0.03 as compared to $0.01 for the third quarter of 2002. Foreign currency translation had a $2.4 million positive effect on sales for the quarter due to the stronger Euro. The change to the equity method of accounting for Calgon Mitsubishi Chemical Corporation, as a result of the joint venture formed by Calgon Carbon and Mitsubishi Chemical in 2002, had a negative impact on the quarter-to-quarter sales comparison of $1.6 million.

For the third quarter of 2003 versus the comparable period in 2002, sales of activated carbon were up 9.1%, due primarily to increased demand for specialty carbons. Service sales of $24.7 million increased 1.7% as compared to the third quarter of 2002. Excluding the positive impact of foreign currency translation, Service sales declined slightly quarter-to-quarter, reflecting weaker demand for potable water service in the U.S. Engineered Systems sales declined 22.2% due to low order activity in the first half of 2003. A 28.0% increase in consumer sales was attributable to increased demand for activated carbon cloth and charcoal.

Consolidated gross profit before depreciation and amortization as a percentage of net sales was 30.0%, the same as the third quarter of 2002. Carbon and Service margins were adversely affected by product mix and increases in employee benefit costs, while sales in Europe of U.S.-sourced, lower-cost carbon, due to the stronger Euro, had a positive effect. Engineered Systems margins improved versus the third quarter of 2002 when the company incurred higher costs than expected on a major project. Consumer margins also improved versus the comparable period of 2002 due to higher demand for activated carbon cloth.

Operating expense for the third quarter of 2003 was on par with the comparable quarter of 2002 and showed a slight decline as a percentage of sales.

Sales for the nine months ended September 30, 2003, were $208.7 million versus $195.5 million for the nine months ended September 30, 2002, an increase of 6.8%. Year to date, foreign currency translation had a positive impact of $10.9 million on sales. The change to the equity method of accounting, due to the formation of the joint venture, had a negative impact of $4.4 million on the year-over-year sales comparison.

For the nine months ended September 30, 2003, the company reported income before cumulative effect of accounting change of $2.5 million, versus $3.9 million for the comparable period of 2002, a decrease of 36.9%. Net income for the first nine months of 2003 was $2.5 million versus a net loss of $27.0 million for the comparable period in 2002. For the first nine months of 2003, earnings per share before the cumulative effect of accounting change on a diluted basis were $0.06 versus $0.10 for the first nine months ended 2002.

Calgon Carbon’s board of directors declared a dividend of $0.03 per share. Dividends will be payable to shareholders of record as of November 10, 2003, and will be payable on December 2, 2003.

Commenting on the quarter, John Stanik, president and chief executive officer of Calgon Carbon, said, “Results for the quarter were as we expected. Carbon showed growth, but our Service business continued to be adversely affected by lower demand from municipalities. Weak demand for equipment in the first six months of the year had a negative impact on sales revenue in the third quarter. Demand for both carbon cloth and charcoal contributed to a solid performance from our consumer group.”

Looking ahead, Mr. Stanik continued, “The pace of the economic recovery in North America and Europe will continue to drive the demand for carbon, service, and equipment in the short term. New orders secured in the third quarter for perchlorate removal and disinfection of drinking water should have a positive impact on sales in our Engineered Systems segment. Consumer sales will depend on continued demand for activated carbon cloth and a seasonal increase in demand for our PreZerve™ tarnish prevention products.”

“In the longer-term, our success will be driven by strengthening our core businesses, applying our technical knowledge to solve new purification problems, and expanding our geographical presence. We have developed initiatives to implement this strategy, and within the next few weeks, we will provide details on how we expect them to have a positive impact on results.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,000 people at 14 operating facilities and 11 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795.

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Sales	$66,563	$64,832	$208,698	$195,452

Cost of Products Sold	46,566	45,368	145,535	135,293
Depreciation and Amortization	4,745	4,784	14,534	14,027
Selling, Administrative & Research	13,086	12,912	42,950	37,419

	64,397	63,064	203,019	186,739

Income from Operations	2,166	1,768	5,679	8,713
Interest Income (Expense)—Net	(392)	(499)	(1,272)	(1,539)
Equity Income (Loss)—Net	(20)	—	38	—
Other Income (Expense)—Net	(250)	(445)	(1,491)	(1,147)

Income Before Income Taxes, Minority Interest and Cumulative Effect of Accounting Change	1,504	824	2,954	6,027
Provision for Income Taxes	331	297	650	2,170

Income Before Minority Interest and Cumulative Effect of Accounting Change	1,173	527	2,304	3,857
Minority Interest	47	29	148	29

Income Before Cumulative Effect of Accounting Change	1,220	556	2,452	3,886
Cumulative Effect of Accounting Change	—	—	—	(30,926)

Net Income (Loss)	$1,220	$556	$2,452	$(27,040)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income per Common Share
Before Cumulative Effect of Accounting Change
Basic	$.03	$.01	$.06	$.10
Diluted	$.03	$.01	$.06	$.10
Cumulative Effect of Accounting Change per Common Share
Basic	$—	$—	$—	$(.79)
Diluted	$—	$—	$—	$(.79)
Adjusted Net Income (Loss) per
Basic	$.03	$.01	$.06	$(.69)
Diluted	$.03	$.01	$.06	$(.69)
Weighted Average Shares Outstanding (Thousands)
Basic	39,006	38,963	38,998	38,931
Diluted	39,233	39,017	39,123	39,187

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$6,169	$4,093
Receivables	46,066	45,490
Inventories	49,072	48,665
Other current assets	20,354	18,169

Total current assets	121,661	116,417
Property, plant and equipment, net	129,000	134,852
Other assets	41,273	39,360

Total assets	$291,934	$290,629

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$604	$—
Other current liabilities	37,881	38,950

Total current liabilities	38,485	38,950
Long-term debt	57,700	57,600
Other liabilities	39,144	40,705

Total liabilities	135,329	137,255
Minority interest	33	56
Total shareholders’ equity	156,572	153,318

Total liabilities and shareholders’ equity	$291,934	$290,629

Calgon Carbon Corporation

Segment Data

Segment Sales	3Q03	3Q02	YTD 2003	YTD 2002
Activated Carbon	26,429	24,218	83,069	74,723
Service	24,677	24,275	71,016	71,073
Engineered Solutions	8,461	10,875	28,428	30,710
Consumer	6,996	5,464	26,185	18,946

Total Sales (thousands)	$66,563	$64,832	$208,698	$195,452
Segment

Operating Income (Loss)*	3Q03	3Q02	YTD 2003	YTD 2002
Activated Carbon	3,412	3,768	10,442	12,192
Service	3,779	5,225	8,805	14,496
Engineered Solutions	(284)	(1,840)	(390)	(3,546)
Consumer	4	(601)	1,356	(402)

Total Income from operations (thousands)	$6,911	$6,552	$20,213	$22,740

*	Before depreciation and amortization